Exhibit 5.1

Dykema Gossett PLLC 39577 Woodward Avenue Suite 300 Bloomfield Hills, MI 48304 WWW.DYKEMA.COM Tel: (248) 203-0700 Fax: (248) 203-0763

August 14, 2013

Aastrom Biosciences, Inc.
Domino’s Farms, Lobby K
24 Frank Lloyd Wright Drive
Ann Arbor, MI 48105

Re:                             Aastrom Biosciences, Inc. Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”)

Dear Ladies and Gentlemen:

As special counsel for Aastrom Biosciences, Inc., a Michigan corporation (the “Company”), we are rendering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to registration statement on Form S-1 (Registration No. 333-188186) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to (i) the issuance, offer and sale by the Company of up to 30,000,000 shares of the Company’s Common Stock (the “Shares”) and warrants to purchase up to 30,000,000 additional shares of the Company’s Common Stock (the “Warrants”), pursuant to an Underwriting Agreement in the form attached as an exhibit to the Registration Statement (the “Underwriting Agreement”) between the Company and Aegis Capital Corp., as representative of the several underwriters, and (ii) the issuance of up to 30,000,000 shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

In rendering our opinion, we have examined the Registration Statement (including the exhibits thereto), the form of Warrant, the originals or copies, certified or otherwise identified to our satisfaction, of the restated articles of incorporation (“Restated Articles of Incorporation”) and the bylaws (the “Bylaws”) of the Company as amended to date, resolutions of the Company’s Board of Directors and such other documents and corporate records relating to the Company, the authorization of the Warrants and the issuance and sale of the Shares and Warrant Shares as we have deemed appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to original documents of all photostatic and facsimile copies submitted to us, and the due execution and delivery of all documents by any party where due

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execution and delivery are a prerequisite to the effectiveness thereof.  We have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Shares and Warrant Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; and (iii) a definitive underwriting agreement with respect to the Shares, Warrants and Warrant Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.   As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.  In addition, we have assumed that the certificates representing the Shares and Warrant Shares will be duly executed and delivered.

On the basis of the foregoing, we are of the opinion that (i) the Shares and Warrant Shares have been duly authorized and that when the price at which the Shares and Warrant Shares will be sold has been approved and determined as adequate by the pricing committee of the Board of Directors of the Company and when the Shares and Warrant Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement and certificates evidencing the Shares and Warrant Shares have been duly executed by the duly authorized officers of the Company in accordance with the Bylaws and applicable law, the Shares and Warrant Shares will be validly issued, fully paid and non-assessable; and (ii) that when the price and other terms upon which the Warrants will be sold has been approved by the pricing committee of the Board of Directors of the Company and the Warrants have been duly issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and, as applicable, the Warrant, the terms of the Warrants will be valid and binding obligations of the Company.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to update this opinion or otherwise advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

The foregoing opinions are limited to the laws of the state of Michigan.  We express no opinion and make no representation with respect to the law of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Dykema Gossett PLLC

/wwk